Exhibit 99.1

THERMON ELECTS KEVIN J. MCGINTY AND JOHN T. NESSER TO ITS BOARD OF DIRECTORS

SAN MARCOS, Texas, June 19, 2012 — Thermon Group Holdings, Inc. (NYSE:THR) (the “Company”) and Thermon Holding Corp. (together with the Company, the “Registrants”) today announced that Kevin J. McGinty and John T. Nesser have been appointed to their respective boards of directors, effective June 15, 2012.

Mr. McGinty, age 63, is currently a Managing Director of Peppertree Capital Management, Inc. (‘‘Peppertree’’), a private equity fund management firm. Prior to founding Peppertree in January 2000, Mr. McGinty served as a Managing Director of Primus Venture Partners during the period from 1990 to December 1999. In both organizations Mr. McGinty was involved in private equity investing, both as a principal and as a limited partner. From 1970 to 1990, Mr. McGinty was employed by Society National Bank, now KeyBank, N.A., where in his final position he was an Executive Vice President. Mr. McGinty received his undergraduate degree in economics from Ohio Wesleyan University and his MBA in finance from Cleveland State University. Mr. McGinty has over 40 years of experience in the banking and private equity industries.

Mr. Nesser, age 63, recently retired as Executive Vice President and Chief Operating Officer of McDermott International, Inc. (NYSE:MDR), a global engineering, procurement, construction and installation company with a focus on the energy industry. He joined McDermott as Associate General Counsel in 1998 and spent over 10 years in various senior management roles, including as General Counsel, Chief Administrative Officer and Chief Legal Officer. Previously, he served as a managing partner of Nesser, King & LeBlanc, a New Orleans law firm, which he co-founded in 1985. Mr. Nesser holds a B.S. in Business Administration, majoring in finance and a J.D. from Louisiana State University. Mr. Nesser has significant prior experience in legal and operational roles.

“Thermon is fortunate to welcome both John and Kevin as directors,” said Rodney Bingham, President and Chief Executive Officer. “Kevin offers entrepreneurial insight and financial literacy that will be invaluable as we continue to grow our business. We look forward to drawing on the depth of John’s industry knowledge and operational experience to continue our progress at Thermon. We are honored that each has agreed to serve on our board.”

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, for process industries, including energy, chemical processing and power generation. Thermon’s products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

CONTACT:

Sarah Alexander

(512) 396-5801

Investor.Relations@thermon.com